Exhibit 10.1

Second Supplement to the Employment Agreement of Uzi Sofer

At the General Meeting of Shareholders of Brainsway Ltd. (the “Company”) that took place on April 5, 2011, it was resolved to approve an amendment to the terms of employment of Mr. Uzi Sofer, the Company’s CEO and a director, so that beginning as of March 1, 2011, the employment agreement between Mr. Sofer and Brain Research and Development Services Ltd. (the Company’s wholly-owned subsidiary) shall be extended indefinitely, with each side being entitled to terminate the agreement upon 180 days prior written notice. In addition, it was resolved to approve the increase in Mr. Sofer’s employment percentage to full-time employment.  Accordingly, Mr. Sofer will be entitled to receive a gross monthly salary together with the addition of social benefits based on his existing employment agreement which, all together, will amount to NIS 112,500 per month (cost to the Company). Mr. Sofer will also be entitled to a vehicle (group 6) and a mobile phone at the Company’s expense, which taken together, cost approximately NIS 12,500 per month for the Company.

In addition, it was resolved that to the extent that the Company achieves the goal of $2 million of sales or rentals of its Deep TMS product from March 1, 2011 through December 31, 2012, as determined based on the Company’s audited financial statements for the period ended December 31, 2012, Mr. Sofer’s monthly salary will be increased to a monthly cost of NIS 125,000 for the Company and Mr. Sofer will be paid a one-time bonus of NIS 550,000.

Brain Research and Development Services Ltd.
Brainsway Ltd.

/s/ David Zacut	/s/ Uzi Sofer
By: David Zacut, Chairmen of the Board	Uzi Sofer

Supplement to the Employment Agreement of Uzi Sofer

In the General Meeting that took place on May 25, 2009, it was resolved to approve an amendment to the terms of employment of Mr. Uzi Sofer, the Company's CEO, a director and a holder of controlling interest in the Company, so that beginning as of April 2009, Mr. Sofer will be entitled to receive a gross monthly salary of NIS 80,000, together with the addition of social benefits based on his existing employment agreement (which, all together, constitutes a monthly cost of NIS 100,000 for the Company) instead of his current gross monthly salary of NIS 50,000, and the linking mechanism set forth in his Employment Agreement will be cancelled with no further force or effect, and Mr. Sofer will continue to be entitled to a vehicle (group 6) at the Company's expense.

In addition, it was resolved to approve a bonus payment to Mr. Uzi Sofer, the Company's CEO and director, in a total amount of NIS 375,000 (cost to the Company), due to the Company's achievements in the year 2008, the developments in the R&D field, the SEDA agreement and the filing of the shelf prospectus of the Company.

Brain Research and Development Services Ltd.

/s/ Uzi Sofer	/s/ Uzi Sofer
By: Uzi Sofer, CEO	Uzi Sofer

First Amendment to the Employment Agreement

That was made and signed on May 9, 2006

Between:	Brain Research and Development Services Ltd.
Of 15 HaRechavim Street
Jerusalem

(hereafter: ‘the company’) of the one part;

And between	Uzi Sofer
I.D. 013481940
Of 59 Shahal Street
Jerusalem

(hereafter: ‘the employee’) of the other part;

Whereas	the parties entered into an employment agreement on April 3, 2006 (hereafter: ‘the employment agreement’).

And whereas	the parties wish to change some of the terms of the employment agreement pursuant to what is stated below.

Wherefore it has been agreed as follows:

1.
The employment agreement shall come into effect from the date of the commencement of the employment as determined in the employment agreement and shall remain in force until five years have passed from that date, unless it is cancelled by one of the parties pursuant to clause 1 of the employment agreement.

2.	The provisions of this amendment override any conflicting provision in the employment agreement.

In witness whereof the parties have signed below:

Brain Research and Development Services Ltd. By: /s/ Uzi Sofer Position: CEO Brain Research and Development Services Ltd. Private company 513443788	The employee /s/ Uzi Sofer

Employment Agreement

That was made and signed on April 3, 2006

Between:	Brain Research and Development Services Ltd.
Of 15 HaRechavim Street
Jerusalem

(hereafter: ‘the company’) of the one part;

And between	Uzi Sofer
I.D. 013481940
Of 59 Shahal Street
Jerusalem

(hereafter: ‘the employee’) of the other part;

Whereas
the employee have provided the company and Brainsway Inc., the company that controls the company (hereafter: ‘the holding company’) management services up to the date of the commencement of the employment, as defined below, and in return for these services he received payment from the company, in return for which he produced a tax invoice.

And whereas
the company is interested in continuing to receive management services from the employee, and the employee is interested in continuing to provide management services to the company, and both of them are interested in regulating the terms for the provision of the services as aforesaid by way of employment by the company, all of which pursuant to the terms and provisions of this employment agreement (‘the agreement’).

Wherefore it is agreed as follows:

1.	The employment

1.1
The employee’s employment shall begin on May 1, 2006 (‘the date of commencement of the employment’). The employee shall be employed on a full time basis in the position of CEO of the company. Moreover, pursuant to the decision of the company, the employee shall provide CEO services to the holding company, but this shall not create an employment relationship with the holding company. The employee undertakes to carry out his undertakings and duties that will be imposed on him by the board of directors of the company from time to time, and the employee shall be subordinate to the board of directors of the company and carry out its instructions.

1.2
The employee undertakes to devote at least 35 hours a week to carrying out his job and his commitments to the company. The company declares that it is aware that the employee is employed and/or is involved in additional activities outside the scope of his job with the company.

1.3
This agreement shall come into force starting on the date of the commencement of the employment and shall remain valid until five years have passed from that date. After the fifth anniversary from the date of the commencement of employment has passed, this agreement shall be renewed automatically for a period of twelve (12) months each time unless it is previously cancelled pursuant to the provisions of this agreement below.

1.4
During the thirty-six (36) months starting from the date of the commencement of employment, the employee shall be entitled to terminate his employment with the company only if a terminating event, as defined below, occurs, by means of 180 days’ written notice, and the employee shall be entitled to continue to receive salary during the notice period. For the purpose of this agreement, ‘terminating event’ means a major change in the field of the company’s business and/or a major change that takes place in the employee’s job.

1.5	Notwithstanding the aforesaid, the company shall be entitled to cancel this agreement at any time by giving one hundred and eighty (180) days’ written notice.

1.6
Notwithstanding the aforesaid in clauses 1.4 and 1.5 above, the company shall be entitled to terminate the employee’s employment immediately and/or to waive the employee’s work during the period from the date of providing notice, in whole or in part, and/or to shorten the duration of the notice period, whether it is given by the company or it is given by the employee, provided that in such a case the company shall pay the employee his basic salary (as defined in appendix A) without any other payments that are stated in this agreement.

1.7
Notwithstanding the aforesaid, and without derogating from its rights pursuant to this agreement, the company shall be entitled to terminate the employee’s employment without any need for giving notice and without derogating from any relief to which the company is entitled pursuant to any law and/or agreement, if one or more of the following incidents occurs: (1) the employee embezzled the company’s money; (2) the employee committed a fundamental breach of this agreement; (3) the employee committed or was involved in an act, deed or omission, which constitutes a breach of faith to the company; (4) the employee committed a disciplinary infraction; (5) the employee’s conduct caused serious damage to the company; (6) the employee was convicted of a criminal offence; (7) the employee is not capable of carrying out his duties in the company for a period exceeding one hundred and twenty (120) continuous days. Returning to work for periods that are shorter than fifteen (15) continuous days shall not interrupt the period of the aforesaid one hundred and twenty (120) days.

1.8
The employee shall not have a right of lien on the company’s assets, equipment or any other material, including a car, mobile computer and mobile telephone, insofar as these are given to him, and including information and confidential information as defined in appendix B of this agreement (hereafter: ‘the company’s equipment’) that is in his possession. The employee shall return to the company all of the company’s equipment that is in his possession no later than the date on which the employment relationship is terminated and also when he goes on holiday for more than 45 days (including paternity leave, or leave in lieu of notice), before going on such leave, or within seven days of the date on which he receives a demand from the company to do so.

2.	Special agreement

It is agreed between the parties that this agreement is a personal and special agreement, and that the employee’s position in the company is a position that requires a special degree of personal responsibility and/or is a management position as these terms are defined in the Work and Rest Hours Law, 5711-1951 (‘the law’). Therefore, the employee’s work neither is nor shall it be in the future subject to the provisions of any collective agreement, whether current or in the future, whether signed by the government, the General Federation of Workers and the employers’ organizations or any of them, with regard to an industry or industries in which the company works or with regard to types of workers and employees to which the employee belongs. Moreover, the law or any other law that may replace it shall not apply to the employee’s terms of employment, as a result of the aforesaid position of responsibility, and therefore it is possible that the employee will be required from time to time and in accordance with the needs of the company to work outside normal working hours, and the employee shall not be entitled to any additional consideration for this additional work beyond what is stated in this agreement. The employee declares that the economic significance of this provision was taken into account by the parties for the purpose of determining the consideration set out in appendix A which is attached hereto.

3.	Consideration

As consideration for his employment in the company and for complying with the provisions of this agreement, and subject to what is stated in this agreement, including what is stated in its appendices, the employee shall be entitled to salary, terms and benefits as set out in appendix A that is attached hereto.

4.	Confidentiality, restriction of unfair competition and ownership of inventions

At the same time as he signs this agreement, the employee shall sign an undertaking to the company with regard to confidentiality, non-competition and rights in inventions in favor of the company and any subsidiary or holding company of the company, which is attached hereto as appendix B.

5.	Representations and undertakings

The employee declares and undertakes as follows:

5.1
That he is not bound by undertakings or any other agreements whatsoever that prevent him from making an undertaking in accordance with the provisions of this agreement and from acting in accordance herewith.

5.2
That to the best of his knowledge he is not in breach of any rights and/or undertakings to his former employer or his other employer and that he has received all of the approvals that are required in order to implement this agreement.

5.3	That he does not suffer from any health problem that prevents him and/or encumbers him in carrying out his job and his other obligations pursuant to this agreement.

5.4	That he has the ability, the skills and the knowledge that are required for the purpose of carrying out the job in accordance with the provisions of this agreement.

5.5
That he will notify the company, immediately and without delay, of any matter or issue in which he and/or his close family have and/or may have a personal interest and/or with regard to which there may be a conflict of interests with his duties and work for the company.

5.6
That he shall not receive any payment and/or other benefit from any third party directly or indirectly with regard to his work in the company. If the employee breaches this clause, then without derogating from the rights of the company pursuant to any agreement or pursuant to law, the amount and/or benefit as aforesaid shall be the property of the company and shall be transferred to it, and the company shall also be entitled to deduct that amount or the value of the benefit from any amount due to the employee from it.

5.7	That he agrees and confirms that from time to time he may be required to travel and stay abroad within the framework of his job.

5.8	That in exceptional cases in which there will be a need for this, pursuant to a decision of the board of directors of the company, the employee will participate in a lie detector (polygraph) test.

5.9
That he undertakes to make use of the company’s equipment and its resources solely for the purpose of carrying out his work and within the framework of his job and that he knows and agrees that the company may make checks on the premises of the company’s offices and in the company’s computers, including e-mail messages and the manner of using the Internet, and the content of all of the aforesaid. In order to remove doubt, it is hereby clarified that the results of the test will be the sole property of the company.

5.10
That in any case of a cancellation of this agreement for any reason, the employee will cooperate with the company and do his best to assist in an orderly transfer of his job in the company and an orderly transition between him and the person designated to replace him in the job.

5.11
That he declares that he has received all of the payments due to him for services that he gave to the company before the date of the commencement of the employment and that he hereby makes an irrevocable waiver of any right that he may have for providing services to the company before the date of the commencement of the employment, including expressly any claim, if and insofar as the employee has one, with regard to the existence of an employment relationship between him and the company in the period before the date of the commencement of his employment with the company pursuant to this agreement. If it is determined by a competent court that there was an employment relationship between the company and the employee before the date of the commencement of the employment pursuant to this agreement, and because of this the company is found liable for any payment to the employee, the company shall be entitled to offset any amount as aforesaid against the consideration to which the employee is entitled pursuant to this agreement.

6.	General provisions

6.1
This agreement and all of its appendices that are attached hereto constitute the full agreement between the parties hereto and they override any agreements, proposals, understandings and previous arrangements, whether oral or in writing, if any of these were actually made between the parties with regard to the subject of this agreement.

6.2	Any change and/or addition to this agreement shall bind the parties to the agreement and shall be valid vis-à-vis the parties only if they are in writing and are signed by the parties.

6.3
This agreement shall be governed by Israeli law and shall be interpreted in accordance therewith. The Jerusalem Regional Labor Court shall have sole and exclusive jurisdiction with regard to any matter arising from this agreement or relating to this agreement.

6.4
The invalidity and/or cancellation and/or voiding of any of the provisions of this agreement and its appendices shall not derogate from the full validity of any other provisions of the agreement and its appendices.

6.5
The employee confirms and declares that he has thoroughly read and understood all of the provisions of the agreement and its appendices, that these provisions are acceptable to him without reservation and that he is signing the agreement and its appendices freely and voluntarily.

6.6
Any notice should be sent by one party to the other at the address of the party that is stipulated in the preamble to this agreement or any other address of which a party gives notice pursuant to the provisions of this agreement, by registered mail or by hand, and any notice that is sent by registered mail shall be deemed to have been received by the addressee four business days after it is delivered to the post office, and if it is delivered by hand, at the time of delivery, provided that confirmation of delivery is obtained.

In witness whereof the parties have signed below:

Brain Research and Development Services Ltd.	The employee
By: /s/ Avner Hagai	/s/ Uzi Sofer
Position: Director	Uzi Sofer
Brain Research and Development Services Ltd.
Private company 513443788

Appendix A — Consideration

1.	Salary

1.1	For his full time work for the company, the employee shall be entitled to a gross monthly salary in an amount of NIS 50,000 (‘the basic salary’).

1.2
Once a year, on the first of January of that year, the employee’s salary shall be linked and changed by an amount that is the aggregate of the following factors: (a) half of the salary shall be linked to the Consumer Price Index that is published by the Central Statistics Bureau (the base index — the index known on the date of the commencement of the employment). It is hereby clarified that no such adjustment shall be made for an index that is lower than the base index; and (b) half of the salary shall be linked to the change in the rate of the United States dollar that will be calculated in accordance with the known representative rate of the United States dollar that is published by the Bank of Israel on the revision date as compared with the base rate (the base rate — the exchange rate of the United States dollar on the date of the commencement of the employment).

2.	Issue bonus

2.1
The company shall give the employee, within 30 days of the date on which the company successfully completes an issue of its shares and the listing thereof for trading on the Tel-Aviv Stock Exchange (hereafter: ‘the issue date’) an amount equal in new sheqels to U.S. $30,000 as a one-time payment. The provisions of clause 10 below shall apply to this issue bonus.

3.	Options

3.1
The company hereby grants the employee 250,000 options for the purchase of the company’s shares, each option being for the purchase of one ordinary share of the company at an exercise price of USD 0.01 per share. The options shall be subject to and pursuant to the rules and 0provs of the options plan that will be adopted by the board of directors of the company and that will be in force at that time.

3.2	The options shall mature at the end of each year from their date of issue to the employee in accordance with what is stated in the following table:

End of year	Number of options maturing
1	37,500
2	42,500
3	50,000
4	57,500
5	62,500

3.3
In addition to any other issue of options, and subject to the decisions of the board of directors of the company (hereafter: ‘the board of directors’) and/or the options and bonuses committee of the company at their sole discretion, and subject to the terms of an options plan and an agreement for the grant of options that were approved and/or will be approved for this purpose from time to time by the board of directors at its sole discretion, which shall include the conditions for the options, including the exercise date and price, their blocking and unblocking and all of the other terms and provisions relating to the options, the employee shall be entitled to 100,000 options to receive 100,000 ordinary shares of the company with a value of USD 0.01 each.

3.4
Any tax liability with regard to the options (including with regard to the grant, exercise, sale of the options or the shares that are received when they are exercised) shall be payable solely by the employee.

3.5
When a terminating event occurs during the whole period of the employee’s employment with the company starting from the date of the commencement of the employment pursuant to this agreement, or if the employee’s employment is terminated by the company pursuant to clause 1.5 of this agreement, all of the balance of the options that were given to the employee pursuant to what is stated in this clause shall mature immediately, and they shall be available for him to exercise them immediately. This provision overrides any other provision in the option plan and in the agreement to grant the options to the employee.

4.	Insurance policies

4.1
Subject to the guidelines that will be determined from time to time by the Income Tax Commission, and pursuant to the maximum amount deductible, the company will insure the employee in a ‘managers’ insurance policy’ (hereafter: ‘managers’ insurance’) and will make the following provisions: (1) the company will pay an amount equal to 5% of the employee’s basic salary into a managers’ insurance policy for the employee (hereafter in this clause — ‘the company’s share’), and it shall deduct 5% of the employee’s basic salary (hereafter in this clause — ‘the employee’s share’) and it shall pay this amount in favor of the managers’ insurance policy for the employee (the division of the components of the managers’ insurance into savings and risk shall be determined at the discretion of the employee); (2) the company shall pay a sum equal to 8 1/3% of the employee’s basic salary into a severance pay fund; and (3) the company shall pay a sum of up to 2.5% of the employee’s basic salary for loss of work capacity insurance.

4.2
The employee hereby instructs the company to transfer to the managers’ insurance policy the amounts that constitute the employee’s and the employer’s shares out of each payment of monthly salary. To remove doubt, if the employee accumulates an aggregate amount in the fund that exceeds the maximum amount stipulated in an Income Tax Order, the surplus amount shall be regarded as income for tax purposes.

5.	Study fund

5.1
The company and the employee shall open and maintain a study fund for the employee. Subject to the maximum amount stated in section 3(e) of the Income Tax Order, 1961 (‘the Income Tax Order’), the company shall pay into the aforesaid fund an amount equal to 7.5% of the employee’s basic salary (hereafter in this clause: ‘the company’s share’) and it shall deduct 2.5% of the employee’s basic salary (hereafter in this clause: ‘the employee’s share’) and pay this amount into the fund.

5.2
The employee hereby instructs the company to transfer to the aforesaid fund the amounts that constitute the employee’s and the employer’s shares out of each payment of monthly salary. To remove doubt, if the employee accumulates an aggregate amount in the fund that exceeds the maximum amount stipulated in an Income Tax Order, the surplus amount shall be regarded as income for tax purposes.

6.	Release of funds

6.1
Without derogating from the company’s right under any law and/or this agreement, the managers’ insurance policy and the study fund (with regard to the amounts that were paid by the company) shall be transferred to the employee, subject to the applicable law and subject to the performance of all of the employee’s undertakings to the company when the employee’s employment is terminated for any reason, excluding in circumstances where the employment is terminated as stated in clause 1.7 of the agreement.

6.2
It is hereby clarified that pursuant to section 14 of the Severance Pay Law, 5723-1963 (hereafter in this clause — ‘the law’) and the general approval regarding employers’ payments to a pension fund and an insurance fund in lieu of severance pay, which is attached to this agreement (hereafter — ‘the approval’), the amount that will be accumulated for the employee in the insurance policy during his employment for the company until the date on which his employment with it is terminated shall replace severance pay.

Pursuant to the terms of the approval, the employer hereby waives any right that he may have to a reimbursement of the money from his payments, unless the employee’s right to severance pay is denied subject to the circumstances described in this agreement and sections 16 and 17 of the law, to the extent that it is denied or the employee withdraws money from the pension fund or from the insurance fund without there being a qualifying event; for this purpose, ‘qualifying event’ — death, disability or retirement at the age of sixty or more.

7.	Vacation, sick pay and holiday pay

Subject to the provisions of the Annual Vacation Law, 5711-1951 (‘the Annual Vacation Law’), the employee shall be entitled to a twenty-one (21) work day vacation for each twelve (12) month period of his employment, and provided that such vacation may be credited to the employee only for the next employment year. If the employee does not use the number of vacation days to which he is entitled during a work year, the employee shall be entitled to redeem the vacation days that he did not use pursuant to the provisions of the Annual Vacation Law. It is clarified that the vacation dates shall be determined by the company by arrangement with the employee.

The employee shall be entitled to payment of sick pay and holiday pay according to law.

8.	Car and mobile telephone

The company shall provide the employee, for the purpose of his work, with a car of a type that shall be determined by the company and that is approved for carrying six passengers in addition to the driver (‘the car’). The company shall pay all of the fixed and variable expenses of the car, including licensing expenses, insurance, gas and repairs, but the company shall not pay the cost of reports, traffic violations or fines of any kind or type. To remove any doubt, it is agreed that the employee shall be entitled to a tax grossing up of the car benefit.

The employee: (1) shall look after the car and ensure that the provisions and terms of the insurance policies relating to the car are carried out (including provisions relating to the protection of the car); (2) the car shall be used in accordance with the company’s policy as it shall be in force from time to time; and (3) should the employee’s employment end for any reason, the employee shall return the care to the company, together with the keys and all of the licenses and other documents relating to the car. The employee hereby waives any right of offset for or with regard to the car or its accessories, including the documents relating thereto.

Moreover, the company shall provide the employee with a mobile telephone for his use.

9.	Business expenses

The company shall reimburse the employee for accepted and required business expenses that the employee shall actually incur on behalf of the company and in its stead, pursuant to the company policy as shall be determined by the company from time to time.

10.	Taxes

The company shall deduct at source or debit the employee for taxes and/or other compulsory payments as required by law with regard to or deriving from the consideration payable to the employee and/or received by him with regard to all of the bonuses to which the employee is entitled or may be entitled.

Appendix B — Letter of undertaking

Whereas Brain Research and Development Services Ltd. (hereafter: Brain Research and Development Services Ltd. and each of its subsidiaries, holding companies and affiliates — ‘the company’) is interested in employing the employee, subject to making this undertaking (hereafter: ‘the undertaking’);

And whereas Mr. Uzi Sofer, the undersigned, holder of ID no. 13481940, of 59 Shahal Street, [city] Jerusalem (hereafter — ‘the employee’), is interested in entering into the aforesaid terms of employment;

Wherefore, the employee declares and undertakes to the company as follows:

1.	Confidential information

1.1
The employee recognizes that he will have access to confidential information and to information concerning the activities of the company and technologies relating to the company, research and development of products, patents, copyrights, commercial secrets, customers (including customer lists), marketing plans, strategies, forecasts, commercial secrets, results of tests, formulae, processes, information, knowledge, improvements, inventions, techniques and products (existing or planned). Such information in any form whatsoever, whether in a document, letter, orally, on a computer or on magnetic media shall be regarded as ‘confidential information.’

1.2
The employee shall not disclose during the period of his employment with the company or at any time after the end of the period of his employment, for any reason, to any person, corporation, partnership or other entity, any confidential information whether orally, in writing or in any other way, that came into the possession of the employee or was brought to his attention during the period of his employment with the company (including the processes and the technologies that are being used or that will be used by the company in its business, the methods and results of the company’s research, technical or financial information, the employee’s terms of employment and those of the other employees of the company or any other information regarding the company’s business or any information with regard to the company’s customers), unless he receives the prior written consent of the company. Confidential information shall be regarded as including all confidential information that was delivered by, for or on behalf of the company, irrespective of its form, except for information that the employee can prove entered the public domain other than as a result of a breach of this undertaking by the employee.

1.3
The employee agrees that all of the memoranda, books, records, lists (which are included on any type of media or in any form), records, formulae, specifications, lists and any other document that was prepared, assembled, processed, received, held or used by the employee during his employment with the company, with regard to any stage of the company’s business or its commercial secrets (hereafter: ‘the materials’), shall be the sole property of the company and shall be transferred by the employee to the company when the period of his employment is terminated or at any time previously or otherwise at the company’s demand, without the employee keeping any copies of the aforesaid and without the employee having a right of lien over them.

2.	Unfair competition and prohibited inducement

2.1
The employee agrees that the terms of this undertaking are reasonable and necessary for the lawful protection of the company’s confidential information, its property (including intellectual property) and reputation (‘the company’s main assets’). The employee declares that he has carefully read the provisions of this undertaking, that he understands the results of this undertaking and agrees to what is stated herein, and that he has assessed for himself the advantages and disadvantages involved in entering into this undertaking. Therefore, the employ undertakes:

2.2
That during his employment with the company and for a period of twelve months thereafter, he shall not enter into a contract, set up, open or be involved in any way, directly or indirectly, whether as an employee, owner, partner, agent, shareholder, director, adviser or in any other way, in any business, occupation, work or any other activity that may reasonably include or be related to the use of the company’s main assets.

2.3
That during the period of his employment with the company and for a period of twelve months thereafter, he shall not induce any employee of the company or any of its subsidiaries, its holding companies or its affiliates to terminate his employment with them.

3.	Ownership of inventions

3.1
The employee shall notify and deliver to the company, or to anyone appointed on its behalf, any information, improvements, inventions, formulae, processes, techniques, knowledge and information, whether it can be registered as a patent or not, which was done or thought up or put into practice or learned by the employee, whether on his own or jointly with others, during the employee’s employment with the company (including after work hours, at weekends or during a vacation) (all such information, improvements, inventions, formulae, processes, techniques, knowledge and information shall be defined hereafter as: ‘inventions’ or ‘the invention’), immediately after discovering them, receiving them or inventing them, as applicable. If the employee is unable for any reason whatsoever to deliver the invention on the date of giving the notice of the invention, the employee shall notify the company of the invention and give details in his notice of the date on which it will be delivered to the employer and the reason for not delivering the invention immediately, and subsequently, as soon as possible, the invention itself shall be delivered.

3.2
Giving the notice and delivering the inventions shall be done in writing, together with a detailed description of the invention and suitable documentation. The employee agrees that all of the inventions shall be the sole property of the company and its transferees and that the company and its transferees shall be the sole owners of all the patents and other rights relating to such inventions. The employee hereby assigns to the company all of his existing and future rights in such inventions. In order to remove doubt, it is hereby clarified that the lack of a negative answer from the company with regard to notice of an invention or of its delivery shall not be interpreted as a waiver of the ownership of an invention, and in any case the invention shall become the property of the company only.

3.3
The employee agrees with regard to all the inventions mentioned above to assist the company, or any person appointed on its behalf, in any appropriate manner, to receive and from time to time to carry out any act, including the implementation and registration of the inventions in any way, including by way of registration of patents for inventions as aforesaid in any country whatsoever, and to sign all of the documents that are required for filing and obtaining a patent for the inventions as aforesaid and for their implementation, as the company shall wish, including letters of assignment for the inventions as aforesaid to the company or persons or entities appointed by it.

3.4
The employee shall not be entitled, insofar as the aforesaid is concerned, to any pecuniary or other consideration in addition to what is stated in appendix A of this agreement. Insofar as the aforesaid is concerned, no arrangement, communication or consent that is made orally or in writing shall have any effect, unless they are duly signed by the company.

4.	General

4.1
The employee agrees that the provisions of this undertaking, which constitute an integral part of the terms of his employment, are reasonable and necessary in order to protect legitimate interests of the company with regard to the subject of this undertaking.

4.2
If any court of law determines that any provisions in this undertaking (including any sentence, paragraph or part hereof) is not valid or is unenforceable, then such provisions shall be regarded as if they were amended in such a way that the parts that were determined as aforesaid to be not valid or unenforceable will be struck out. The striking out as aforesaid shall apply only with regard to duties and requirements mentioned in the provision as aforesaid in the jurisdiction where the decision as aforesaid is given. Moreover, if it is determined that a certain provision that is included in this undertaking is too broad with regard to the periods of time mentioned therein, the geographic scope, an activity or issue, it shall be interpreted so that the aforesaid provision shall be limited and restricted with regard to the aforesaid characteristic so that the provision shall be enforceable to the greatest degree possible in accordance with the law applicable at that time.

4.3
The provisions of this undertaking shall remain fully valid even after the termination of the employment period between the company and the employee for any reason whatsoever. This undertaking shall not be used in any way to derogate from the employee’s undertakings and liability under any law.

Signature: /s/ Uzi Sofer